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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2001 Date of Report (Date of earliest event reported)
Dicom Imaging Systems, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	(Commission File Number)	88-0422026 (IRS Employer Identification No.)
#201 - 15047 Marine Drive White Rock, British Columbia, Canada V4B 1C5 (Address of principal executive offices) (Zip Code)
(604) 531-2521 Registrant's telephone number, including area code
(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

    On October 2, 2001, Dicom Imaging Systems, Inc. (the "Company") and Reality Networks, Inc. ("Reality Networks") entered into a letter of intent proposing a share exchange of ninety percent (90%) of the Company's shares of common stock for all the issued and outstanding shares of Reality Networks. A copy of the letter of intent is attached hereto as Exhibit 10.16 and incorporated herein by reference.

    As currently contemplated, the Company would effect a "reverse stock split" so that all the current issued and outstanding common stock of the Company would equal 1,000,000 shares of common stock, and at the closing, the shareholders of Reality Networks would be issued approximately 9,000,000 shares of common stock of the Company so that they would own approximately 90% of the Company's issued and outstanding shares calculated on a post-closing basis. Additionally, the Company would change its name to "Reality Networks, Inc."; Brent Haines, currently CEO of Reality Networks, would serve as CEO and President and the Company; and the Company would move its offices to Campbell, California. It is also contemplated that the Company's board of directors will be restructured in connection with the proposed transaction.

    The proposed transaction is subject to conditions, including, without limitation, satisfactory completion of due diligence by both parties and the execution of a definitive agreement relating to the transaction containing customary terms and conditions. There can be no assurance that a definitive share exchange agreement will be entered into or, if entered into, that the contemplated share exchange will be consummated.

Item 7. Financial Statements and Exhibits.

(c)
The following exhibit is filed as part of this report:

    10.16  Letter of Intent dated September 28, 2001.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dicom Imaging Systems, Inc. (Name of Registrant)

Date: October 2, 2001	By:	/s/ DAVID GANE David Gane Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit Number	Description
10.16	Letter of Intent dated September 28, 2001.

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Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
INDEX TO EXHIBITS